SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 9, 2002

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

LCA-Vision Inc. issued a press release reporting that 10,684 procedures were performed in the Company's wholly owned centers for the three months ended December 31, 2001.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated January 9, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: January 11, 2002	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
LCA-Vision, Inc.	Lippert/Heilshorn & Associates, Inc.
Stephen N. Joffe, Chairman	Bruce Voss (bvoss@lhai.com)
Alan H. Buckey, CFO	(310) 691-7100
(513) 792-9292	Kim Sutton Golodetz (kgolodetz@lhai.com)
www.lasikplus.com	(212) 838-3777
www.lhai.com

FOR IMMEDIATE RELEASE

LCA-VISION REPORTS FOURTH QUARTER PROCEDURE VOLUME

Average Procedure Price Increases to $1,024

CINCINNATI (January 9, 2002) - LCA-Vision Inc. (NASDAQ NM: LCAV), the leading provider of value-priced laser vision correction services across the U.S., reported today that 10,684 procedures were performed in the Company's wholly owned centers for the three months ended December 31, 2001, compared with 13,340 procedures in the third quarter of 2001, and 16,411 performed during the comparable period a year ago.

"The Company's procedure volume decreases reflect the continued weakness of the U.S. economy, which has increased the reluctance by many Americans to pursue elective surgery," commented Stephen Joffe, Chairman of LCA-Vision. "LCA Vision has taken steps to overcome that reluctance, including adjusting our marketing message and providing more favorable third-party financing options. As a result of these steps, we expect first quarter 2001 procedure volumes to increase, helped by seasonal trends. I remain confident that we will progress in gaining market share and returning to profitability, despite the current adverse economic conditions."

The average price per procedure has continued its upward trend, increasing to $1,024 in the fourth quarter of 2001, compared with $996 in the third quarter of 2001, and $877 during the comparable period a year ago.

During the fourth quarter of 2001, LCA Vision formed a joint venture with a privately-held laser vision correction center in Toronto, Canada. Each partner contributed the assets of their existing Toronto center to a new entity, which has equal ownership of the two centers. The joint venture is expected to provide operational efficiencies in the Canadian market.

LCA-Vision owns and operates 31 LasikPlus laser vision correction facilities in the U.S., plus two centers in Canada and a joint venture in Europe.

For additional information, please visit the Company's Website at at www.LasikPlus.com.

This news release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition, pricing, procedure demand, marketplace acceptance, patient outcomes, different healing results, unforeseen fluctuations in operating results, general economic conditions, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

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